Exhibit 99.1

(Arriola Board Appointment - 1)

News Release

CMC ANNOUNCES APPOINTMENT OF DENNIS V. ARRIOLA TO BOARD OF DIRECTORS

Irving, TX – February 20, 2024 - Commercial Metals Company (NYSE: CMC) today announced that it has named Dennis V. Arriola to the Board of Directors, effective as of March 19, 2024.

Mr. Arriola brings more than 40 years of professional experience to CMC’s Board and currently serves as an Operating Partner for Sandbrook Capital, a private investment firm that focuses on investments that transform the world’s energy infrastructure. From 2020 to 2022, he held the position of Chief Executive Officer of Avangrid, Inc., a leading sustainable energy company with $41 billion in assets operating across 24 states. Mr. Arriola’s professional career has also included key leadership roles in executive, operating and financial functions at Sempra and SunPower Corporation. He also serves on the Board of Directors of ConocoPhillips, Meritage Homes and the Automobile Club of Southern California.

“We are pleased to welcome Dennis to our Board of Directors,” said Barbara R. Smith, Executive Chairman of the Board. “His extensive experience in the renewable energy industry will benefit CMC’s efforts to further evolve an already world-class sustainability platform. In addition, Dennis’ global perspective gained managing international organizations should offer valuable insights as we continue to create an unparalleled provider of reinforcement solutions to the domestic and international construction markets.”

Arriola’s appointment increases the number of directors to ten, eight of whom are independent. He will serve on the Audit and Finance Committees.

Mr. Arriola received a Bachelor of Arts in Economics from Stanford University and a Masters of Business Administration from Harvard University.

(Arriola Board Appointment - 2)

About CMC

CMC is an innovative solutions provider helping build a stronger, safer, and more sustainable world. Through an extensive manufacturing network principally located in the United States and Central Europe, we offer products and technologies to meet the critical reinforcement needs of the global construction sector. CMC’s solutions support construction across a wide variety of applications, including infrastructure, non-residential, residential, industrial, and energy generation and transmission.

Media Contact:

Susan Gerber

214.689.4300